Exhibit 10.10

Execution Copy

FIRST AMENDMENT TO CONVERTIBLE SENIOR SUBORDINATED

NOTE PURCHASE AGREEMENT

This FIRST AMENDMENT TO CONVERTIBLE SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT (this “Amendment”), made and entered into as of January 31, 2007, is by and between Tecstar Automotive Group, Inc. (f/k/a Starcraft Corporation), an Indiana corporation (the “Company”), and Whitebox Convertible Arbitrage Partners L.P., Whitebox Hedged High Yield Partners L.P., Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. (collectively, the “Purchasers”).

RECITALS

1. The Purchasers and the Company entered into a Convertible Senior Subordinated Note Purchase Agreement dated as of July 12, 2004 (the “Note Purchase Agreement”); and

2. The Company desires to amend certain provisions of the Note Purchase Agreement, and the Purchasers has agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

Section 1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Note Purchase Agreement, unless the context shall otherwise require.

Section 2. Amendments. The Note Purchase Agreement is hereby amended as follows:

2.1 Authorization of Issuance of Notes. The first sentence of Article I of the Note Purchase Agreement is deleted in its entirety and the following inserted in lieu thereof:

The Company has authorized the issue and sale to the Purchasers of $15,000,000 in aggregate principal amount of its 11.5% Convertible Subordinated Promissory Notes due July 1, 2009 (the notes being referred to herein as the “Notes”). At the election of the Purchasers in their sole discretion and upon written notice to the Company no later than May 15, 2009, such maturity date shall be extended until July 1, 2012.

2.2 Definitions. The definitions of “SEC Reports” and “Latest Statement Date” as they appear in the Note Purchase Agreement shall be amended to read in their entireties as follows:

“SEC Reports” shall mean the Company’s and/or Quantum Fuel Systems Technologies Worldwide, Inc.’s (“Quantum”) current, quarterly, annual and other periodic filings filed with the Commission.

“Latest Statement Date” shall mean October 31, 2006.

2.3 Capitalization. Section 5.2 of the Note Purchase Agreement is amended to read in its entirety as follows:

Section 5.2 Capitalization. The Company is a wholly owned subsidiary of Quantum with 1,000 authorized shares of Common Stock, all of which are issued and outstanding. The Company has no outstanding options, warrants or other rights to acquire any capital stock, or securities convertible or exchangeable for capital stock or for securities themselves convertible or exchangeable for capital stock (together, “Convertible Securities”). The Company has no other agreement or commitment to sell or issue any shares of capital stock or Convertible Securities. All issued and outstanding shares of the Company’s capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are free from any preemptive and cumulative voting rights and (iv) were issued pursuant to an effective registration statement filed with the Commission and applicable state securities authorities or pursuant to valid exemptions under federal and state securities laws. There are no outstanding rights of first refusal or voting or shareholder agreements of any kind relating to any of the Company’s securities to which the Company or any of its executive officers and directors is a party or as to which the Company otherwise has knowledge. When issued in compliance with the conversion provisions of the Notes, the Common Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Common Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. Notwithstanding the foregoing, the issuance of Common Shares in payment of interest or principal on the Notes pursuant to the provisions of Article 9 thereof is subject to further authorization of such issuance at the time by the Board of Directors or a committee thereof.

2.4 Disclosures. Section 5.6 of the Note Purchase Agreement is amended to read in its entirety as follows:

Section 5.6 Disclosures. This Agreement contains no untrue statement of a Material fact or omits to state any Material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as expressly described in Schedule 5.6, the SEC Reports, the Credit Agreement Schedules or in other documents delivered to the Purchasers, their attorneys or agents in connection herewith, since April 30, 2006, there has been no change in the financial condition, operations, business or properties of the Company that is Material. There are no facts that (individually or in the aggregate) Materially and adversely affecting the Company that have not been set forth in the Transaction Documents or in other documents delivered to the Purchaser or its attorneys or agents in connection herewith.

2.5 Nasdaq Compliance and Reporting Status. Each of Sections 5.21 and 5.22 of the Note Purchase Agreement are deleted in their entireties and “Reserved” inserted in lieu thereof.

2.6 Financial Covenants. Section 7.6(a) of the Note Purchase Agreement is amended by amending subsections (i), (iv), (vii) and (xxii) thereof to read in their entireties as follows:

(i) “Agent” means the Person serving as the lead administrative Lender under the Credit Agreement from time to time in effect (initially WB QT, LLC) and, in the absence of such a Person, the holder of the largest principal amount of outstanding Senior Indebtedness.

(iv) “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Quantum or any subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

(vii) “Credit Agreement” means the Credit Agreement dated as of January 31, 2007 among Quantum, the lenders named therein and WB QT, LLC, as agent for the lenders, including any collateral documents, instruments and agreements executed in connection therewith (and any “Loan Documents” as defined therein), and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof (except to the extent that any such amendment, supplement, modification, extension, renewal, restatement or refunding would be prohibited by the terms of this Agreement, unless otherwise agreed to by the Purchasers or any other Note holder) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

(xxii) “Senior Indebtedness” of Quantum and its subsidiaries means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of Quantum or any subsidiary, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) and fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of Quantum and its subsidiaries whether outstanding on the Closing Date or thereafter Incurred, if in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are superior in right of payment to the Senior Subordinated Indebtedness; provided, however, that in any case, Senior Indebtedness shall not include (a) any obligation of Quantum or any subsidiary to another subsidiary of Quantum, (b) any liability for federal, state, local or other taxes owed or owing by Quantum or any subsidiary, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (d) any Indebtedness or obligation of Quantum or a subsidiary (and any accrued and unpaid interest in respect thereof) that by its terms is subordinated or junior in right of payment to any other Indebtedness or obligation of Quantum or a subsidiary, including any Senior Subordinated Indebtedness, (e) any obligations with respect to any Capital Stock or (f) any obligations not secured by assets of Quantum or any subsidiary.

Section 7.6(b) of the Note Purchase Agreement is amended to read in its entirety as follows:

(b) Limitation on Senior Indebtedness and Senior Subordinated Indebtedness. Without the prior written permission of holders of a majority in outstanding principal amount of the Notes, the sum of the total Senior Indebtedness of Quantum and its subsidiaries shall not exceed $35,000,000 and the sum of the total Senior Indebtedness and Senior Subordinated Indebtedness (including the obligations under the Notes) of Quantum and its subsidiaries shall not exceed $60,000,000; provided, that this provision does not limit Indebtedness that may be incurred that is a Subordinated Obligation; provided further, that in the event the maturity of the Notes is extended pursuant to Article I hereof, this Section 7.6(b) shall no longer be in force and effect.

Section 7.6(a), except clauses (i), (iv), (vii) and (xxii), of the Note Purchase Agreement is further amended by deleting all references to “the Company” as they appear therein and by substituting “Quantum or any subsidiary” in lieu thereof and by deleting all remaining references to “the Company” as they appear therein and by substituting “Quantum” in lieu thereof.

2.7 Schedules. Schedule A to the Note Purchase Agreement is amended to read as Schedule A hereto with is made part of the Note Purchase Agreement as Schedule A thereto. All other Schedules to the Note Purchase Agreement shall be deemed updated as of the date hereof for all SEC Reports and the disclosures made in the Schedules to the Credit Agreement (the “Credit Agreement Schedules”).

2.8 Form of Notes. Exhibit 1 to the Note Purchase Agreement is amended to read as Exhibit 1 hereto which is made part of the Note Purchase Agreement as Exhibit 1 thereto.

Section 3. Filings; Registration Rights Agreement. The Company acknowledges and agrees that it has assumed all obligations of Starcraft Corporation under the Registration Rights Agreement dated as of July 12, 2004 by and among Starcraft Corporation, Whitebox Convertible Arbitrage Partners L.P., Whitebox Hedged High Yield Partners L.P., Pandora Select Partners L.P., Whitebox Intermarket Partners L.P., and Whitebox Diversified Convertible Arbitrage Partners L.P. (the “Registration Rights Agreement”). The Company further acknowledges that all holders of any of the Notes after giving effect to the transactions contemplated by this Amendment and the Amended and Restated Notes shall be considered “Purchasers” under the Registration Rights Agreement and that the Company shall, to the extent required by the Registration Rights Agreement or applicable law and regulations, amend the Registration Statement filed with the Commission on August 31, 2004 (the “Registration Statement”) as needed by the transaction contemplated by this Amendment and the Amended and Restated Notes.

Section 4. Effectiveness of Amendments. The amendments contained in this Amendment shall become effective upon execution and delivery by the Company of the Amended and Restated Notes Convertible Subordinated Promissory Notes to each of the Purchasers in the form Exhibit 1 hereto.

Section 5. Representations, Warranties, Authority, No Adverse Claim.

5.1 Reassertion of Representations and Warranties, No Default. The Company hereby represents that on and as of the date hereof and after giving effect to this Amendment (a) except as set forth in any SEC Reports since the Closing Date, all of the representations and warranties contained in the Note Purchase Agreement are true, correct and complete in all material respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Note Purchase Agreement and except to the extent such representations and warranties specifically refer to a prior date in which case such representations and warranties shall have been true, correct and complete as of such prior date, and (b) there will exist no Event of Default under the Note Purchase Agreement as amended by this Amendment on such date which has not been waived by the Purchasers.

5.2 Authority, No Conflict, No Consent Required. The Company represents and warrants that the Company has the power and legal right and authority to enter into the Amendment Documents and has duly authorized as appropriate the execution and delivery of the Amendment Documents and other agreements and documents executed and delivered by the Company in connection herewith or therewith by proper corporate action, and none of the Amendment Documents nor the agreements contained herein or therein contravenes or constitutes a default under any agreement, instrument or indenture to which the Company is a party or a signatory or a provision of the Company’s Articles of Incorporation, Bylaws or any other agreement or requirement of law, or result in the imposition of any Lien on any of its property under any agreement binding on or applicable to the Company or any of its property except, if any, in favor of the Purchasers. The Company represents and warrants that no consent, approval or authorization of or registration or declaration with any person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Company of the Amendment Documents or other agreements and documents executed and delivered by the Company in connection therewith or the performance of obligations of the Company therein described, except for those which the Company has obtained or provided and as to which the Company has delivered certified copies of documents evidencing each such action to the Purchasers.

5.3 No Adverse Claim. The Company warrants, acknowledges and agrees that no events have been taken place and no circumstances exist at the date hereof which would give the Company a basis to assert a defense, offset or counterclaim to any claim of the Purchasers with respect to the Company’s obligations under the Note Purchase Agreement as amended by this Amendment.

Section 6. Affirmation of Note Purchase Agreement, Further References. The Purchasers and the Company each acknowledge and affirm that the Note Purchase Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Note Purchase Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the Note Purchase Agreement are hereby amended and shall refer to the Note Purchase Agreement as amended by this Amendment.

Section 7. Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment, shall control with respect to the specific subjects hereof and thereof.

Section 8. Severability. Whenever possible, each provision of this Amendment and the other Amendment Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment, the other Amendment Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, the other Amendment Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 9. Successors. The Amendment Documents shall be binding upon the Company and the Purchasers and their respective successors and assigns, and shall inure to the benefit of the Company and the Purchasers and the successors and assigns of the Purchasers.

Section 10. Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 11. Counterparts. The Amendment Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and either party to the Amendment Documents may execute any such agreement by executing a counterpart of such agreement.

Section 12. Governing Law. THE AMENDMENT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF.

[Signatures Follow On Succeeding Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

COMPANY:	TECSTAR AUTOMOTIVE GROUP, INC.

	By:	/s/ Kenneth R. Lombardo
	Name:	Kenneth R. Lombardo
	Its:	General Counsel

PURCHASERS:	WHITEBOX CONVERTIBLE ARBITRAGE PARTNERS L.P.

	By:	/s/ Jonathan Wood
	Name:	Jonathan Wood
	Its:	Director

WHITEBOX HEDGED HIGH YIELD PARTNERS L.P.

	By:	/s/ Jonathan Wood
	Name:	Jonathan Wood
	Its:	Director

PANDORA SELECT PARTNERS L.P.

	By:	/s/ Jonathan Wood
	Name:	Jonathan Wood
	Its:	Director

[Signature pages to First Amendment to Convertible Senior Subordinated Note Purchase Agreement]

S-1

WHITEBOX INTERMARKET PARTNERS L.P.

By:	/s/ Jonathan Wood
Name:	Jonathan Wood
Its:	Director

[Signature pages to First Amendment to Convertible Senior Subordinated Note Purchase Agreement]

S-2

SCHEDULE A TO

FIRST AMENDMENT TO CONVERTIBLE

SENIOR SUBORDINATED NOTE

PURCHASE AGREEMENT

SCHEDULE A

PURCHASERS

Name	Amount
Whitebox Convertible Arbitrage Partners L.P.	$8,861,250

Whitebox Hedged High Yield Partners L.P.	$4,170,000

Pandora Select Partners L.P.	$1,563,750

Whitebox Intermarket Partners L.P.	$1,042,500

$15,637,500

Schedule A-1

EXHIBIT 1 TO

FIRST AMENDMENT TO CONVERTIBLE

SENIOR SUBORDINATED NOTE

PURCHASE AGREEMENT

THE SECURITY REPRESENTED BY THIS INSTRUMENT WAS ORIGINALLY ISSUED ON JULY 12, 2004, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THIS SECURITY IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE CONVERTIBLE SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT, DATED AS OF JULY 12, 2004, AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN TECSTAR AUTOMOTIVE GROUP, INC. (F/K/A STARCRAFT CORPORATION) (THE “COMPANY”) AND THE PURCHASERS PARTY THERETO. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITY UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED TO THE COMPANY’S SENIOR INDEBTEDNESS AS MORE FULLY SET FORTH IN ARTICLE 4 HEREOF.

TECSTAR AUTOMOTIVE GROUP, INC.

AMENDED AND RESTATED CONVERTIBLE

SUBORDINATED PROMISSORY NOTE

January , 2007	$[principal amount]

TECSTAR AUTOMOTIVE GROUP, INC. (f/ka/ Starcraft Corporation), an Indiana corporation (the “Company”), hereby promises to pay to the order of [name/organization of purchaser] (the “Purchaser”), the principal amount of [principal amount] and 00/100 Dollars ($[principal amount]) plus the portion of the Accreted Principal Amount (as defined below) in excess thereof together with interest on the Accreted Principal Amount calculated from the date hereof in accordance with the provisions of this Note.

This Note was issued pursuant to a Convertible Senior Subordinated Note Purchase Agreement, dated as of July 12, 2004 (as amended by a First Amendment to Convertible Senior Subordinated Note Purchase Agreement dated as of January 31, 2007 and as further amended and modified from time to time, the “Purchase Agreement”), between the Company and the purchasers party thereto including the Purchaser, and this Note one of is one of the “Notes” referred to in the Purchase Agreement. This Note amends and restates an existing Convertible Subordinated Promissory Note dated as of July 12, 2004, in the original principal amount of $[                    ] issued by the Company to the Purchaser (the “Prior Note”). It is expressly intended,

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understood and agreed that this Note shall replace the Prior Note as evidence of such indebtedness of the Company to the Purchaser, and such indebtedness of the Company to the Purchaser heretofore represented by the Prior Note, as of the date hereof, shall be considered outstanding hereunder from and after the date hereof and shall not be considered paid (nor shall the undersigned’s obligation to pay the same be considered discharged or satisfied) as a result of the issuance of this Note. The Purchase Agreement contains terms governing the rights of the holder of this Note, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

ARTICLE I

PAYMENT OF INTEREST; CONTINGENT INTEREST

Interest shall accrue on the Accreted Principal Amount at an annual rate equal to 11.50% (or, from and after any extension of the maturity date of this Note under Section 2.1 below, 9.50%) per annum, of which amount (a) 6.50% shall be payable in cash on each Interest Payment Date and (b) 5.0% (or, from and after any extension of the maturity date of this Note under Section 2.1 below, 3.0%) shall be payable by adding such interest to the Accreted Principal Amount on each Interest Payment Date (as defined below), and on the final maturity hereof (the “PIK Amount”). At any time, the outstanding principal amount of this Note, including all PIK Amounts and Default PIK Amounts (as defined below) added thereto through such time, is referred to in this Note as the “Accreted Principal Amount” (in each case computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) on the unpaid principal amount of this Note outstanding from time to time, or (if less) at the highest rate then permitted under applicable law. The Company shall pay to the holder of this Note all accrued interest (including Contingent Additional Interest as described below) on the first day of each July and January (each, an “Interest Payment Date” ) and on the final maturity date of this Note. Any accrued cash interest which for any reason has not theretofore been paid shall increase the principal of the Note and be paid in full on the date on which the final principal payment on this Note is made (the “Default PIK Amounts”); provided that any such reason shall not affect or waive any Event of Default that arises due to the failure to make such payment in cash. Interest shall accrue on any principal payment due under this Note (including as to accrued interest added to the principal) until such time as payment therefore is actually delivered to the holder of this Note.

In the event that the Company fails by September 10, 2004 (the “Filing Deadline”) to file the Registration Statement with the Commission, or fails by January 8, 2005 (the “Registration Deadline”) to obtain effectiveness under the Securities Act and applicable state securities laws of the Registration Statement (as required by the terms of a Registration Rights Agreement between the Company and Purchaser of this date) registering all of the shares of Common Shares issuable as payment under or upon conversion of this Note as provided therein, then for each full month thereafter (prorated for partial months) that this failure continues (the “Failure Term”), and to the extent permitted by law, the Company shall pay in arrears in cash, with the next otherwise scheduled payment of interest pursuant to the above paragraph (or if the last scheduled interest payment has been made, then monthly on the same day of each succeeding month), additional

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interest (the “Contingent Additional Interest”) equal to the greater of $5,000 or 0.5% of the outstanding principal balance on this Note as of the last day of the prior month. However, if the Failure Term runs for more than three months, the additional monthly cash interest payable thereafter shall increase, to the extent permitted by law, to the greater of $10,000 or 1% of the outstanding principal balance on this Note as of the last day of the prior month.

ARTICLE II

PAYMENT OF PRINCIPAL ON NOTE

Section 2.1 Scheduled Payment. The Company shall pay the Accreted Principal Amount or, if less, the outstanding principal amount of this Note to the holder of this Note on July 1, 2009, together with all accrued and unpaid interest on the principal amount being repaid At the election of the Purchasers in their sole discretion and upon written notice to the Company no later than May 15, 2009, such maturity date shall be extended until July 1, 2012.

Section 2.2 Conversion. Notwithstanding any provision contained in this Article 2, the holder of this Note may convert all or any portion of the outstanding principal amount of this Note into shares of common stock, without par value, of the Company (the “Common Shares”) in accordance with Article 6 until such time as such principal amount has been paid.

ARTICLE III

PRO RATA PAYMENT

Except as otherwise expressly provided in this Note, all payments to the holders of the Note (whether for principal, interest or otherwise) shall be made pro rata among such holders based upon the aggregate unpaid principal amount of the Note held by each such holder. If any holder of the Note obtains any payment (whether voluntary, involuntary, or otherwise) of principal, interest or other amount with respect to the Note in excess of the holder’s pro rata share of such payments obtained by all holders of the Notes (other than as expressly provided herein), then the holder, by acceptance of the Note, agrees to purchase from the other holders of the Note a participation in the Note held by them as is necessary to cause the other holders to share the excess payment ratably among each of them as provided in this paragraph.

ARTICLE IV

SUBORDINATION

Section 4.1 Debt Subordination. The indebtedness evidenced by the Note is subordinate and junior to any and all Indebtedness constituting Senior Indebtedness within the meaning of the Purchase Agreement (“Senior Indebtedness”). The Note is subordinate to Senior Indebtedness only to the extent and in the manner hereinafter set forth.

(a) During the continuance of any Company Default and so long as any Company Default remains which has not been cured or waived by the holder of the Senior Indebtedness under which the Company Default arises, no payment of principal or interest shall be made on the Note, unless (and, if applicable, to the extent permitted by clause 4.1(b)(i), below) such payment is made in kind in the form of Common Shares as

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provided in Article 6 or Article 9; provided, that the Company may pay and the holder(s) of the Note may accept scheduled payments of interest upon the Note so long as (i) no Insolvency Proceeding has occurred, (ii) no Company Default that is a default in the payment of any principal, interest or any other amount on the Senior Indebtedness has occurred (each, a “Payment Default”), and (iiii)(A) the holder(s) of the Note have not received a written notice (a “Senior Non-Payment Default Notice”) that a Company Default (other than a Payment Default) has occurred and is continuing or will occur as a result of or immediately following such payment, (B) each such Company Default has not been waived or cured in accordance with the terms of the Senior Documents, and (C) 180 days have not elapsed (each such 180 day period shall be referred to herein as a “Blockage Period”) since the date the Senior Non-Payment Default Notice was received. Notwithstanding any provision in this Section 4.1(a) to the contrary (x) the Company shall not be prohibited from making, and the holder(s) of the Note shall not be prohibited from receiving, payments of interest upon the Note under clause (iii) of the preceding sentence for more than aggregate of 180 days within any period of 365 consecutive days; (y) no Company Default existing on the date any Senior Non-Payment Default Notice is given pursuant to this Section 4.1(a) shall, unless the same shall have ceased to exist for a period of at least 30 consecutive days, be used as the basis for any subsequent such notice; and (z) the failure of the Company to make any payment with respect to the Note by reason of the operation of this Section 4.1(a) shall not be construed as preventing the occurrence of a default under any loan agreement, credit agreement, security agreement, letter of credit, reimbursement agreement or other document or instrument evidencing or securing the Note.

(b) If any cash payment is made on the Note at a time when the holders are not entitled to receive cash payments on the Note, the payment or distribution shall be delivered directly to the Agent for application against the Senior Indebtedness, unless and until all principal and interest on the Senior Indebtedness has been paid in full and the commitments, if any, of the holders of the Senior Indebtedness to extend credit accommodations to Quantum or the Company have expired, except that no such delivery shall be made of stock or obligations issued by the Company or any corporation succeeding to the Company or acquiring its property and assets, pursuant to reorganization proceedings or dissolution or liquidation proceedings or upon any merger, consolidation, sale, lease, transfer or other disposal, if such stock or obligations are subordinate and junior at least to the extent provided hereunder to the payment of Senior Indebtedness to the extent then outstanding and to the payment of any stock or obligations which are concurrently therewith issued in exchange for Senior Indebtedness to the extent then outstanding, and if any holder of Senior Indebtedness receives any payment or distribution that, except for the provisions of this Section 4.1, would have been payable or deliverable with respect to the Note, the holders of the Note shall (after all principal and interest owing on such Senior Indebtedness has been paid in full and the commitments, if any, of the holders of the Senior Indebtedness to extend credit accommodations to Quantum or the Company have expired) be subrogated to the rights of such holders of such Senior Indebtedness against the Company.

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(c) Until all Senior Indebtedness has been paid in full and the commitments, if any, of the holders of the Senior Indebtedness to extend credit accommodations to Quantum or the Company have expired, the holders of the Note shall not, without the prior written consent of the Agent, take any Enforcement Action with respect to the Notes or any Collateral, until the earlier to occur of the following and in any event no earlier than ten (10) days after the Agent’s receipt of written notice from such holder of the Note of its intention to take such Enforcement Action (which notice may be issued during the 180 day period referred to in clause (iii) below with respect to an Enforcement Action that such holder of the Note has the right to commence upon the expiration of said 180 day period):

(i) acceleration of the Senior Indebtedness;

(ii) the occurrence of an Insolvency Proceeding with respect to the Company; or

(iii) the passage of 180 days from the delivery by the holder of a Note to the Agent of notice of an event of default under the Subordinated Documents if any default described therein shall not have been cured or waived within such period.

Notwithstanding the foregoing, but subject in all events to the provisions of Section 4.4, any holder of the Note may file proofs of claim against the Company in any Insolvency Proceeding involving the Company. Except for distributions of the type specified in Section 4(b)(i), any distributions or other proceeds of any Enforcement Action obtained by any holder of the Note shall in any event be held in trust by it for the benefit of the holders of the Senior Indebtedness and promptly paid or delivered to the Agent in the form received until all Senior Indebtedness has been paid in full and the commitments, if any, of the holders of the Senior Indebtedness to extend credit accommodations to Quantum or the Company have expired. Notwithstanding anything contained herein to the contrary, if following the acceleration of the Senior Indebtedness, such acceleration is rescinded (whether or not any existing Company Default has been cured or waived), then all Enforcement Actions taken by any holder of the Note shall likewise be rescinded if such Enforcement Action is based solely on clause (i) of this Section 4.1(c). Notwithstanding anything herein to the contrary, no provision herein shall prevent any holder of the Note from initiating a legal action or proceeding solely to the extent necessary to prevent the running of any applicable statute of limitation or similar restriction on claims.

(d) Each holder of the Note waives notice of the creation of the Senior Indebtedness and notice of acceptance by the holder(s) of Senior Indebtedness of the subordination and other provisions set forth herein. The holder of the Note agrees that, so long as the Credit Agreement remains in effect, the subordination provisions of the Note and the Purchase Agreement may not be modified or amended without the prior written consent of the Agent and that any amendment or modification entered into without such consent shall be null and void and that it will not agree to:

(i) any amendment of the Note or the Purchase Agreement that would shorten the due dates of any principal or interest payments upon the Note;

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(ii) any amendment of the covenants, events of default or other material provisions of the Note or the Purchase Agreement to make them more restrictive for or burdensome on the Company (except for financial covenants which the holder(s) of the Note may amend to the extent that holders of the Bank Indebtedness have amended the corresponding financial covenants in the Credit Agreement);

(iii) any amendment increasing the interest rate payable with respect to the Note to an interest rate that is 200 basis points more than the interest rate applicable to the Note on the date of issuance of the Note, except in connection with the imposition of a default rate of interest in accordance with the terms of the Note or the Purchase Agreement as they are in effect on the date hereof.

(e) Each holder of the Note agrees that each holder of Senior Indebtedness may, at any time and from time to time hereafter without the consent of or notice to any holder of the Note, change the manner or time of payment or renew or alter any of the terms of such Senior Indebtedness, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to such Senior Indebtedness, provided that no holder of Senior Indebtedness shall (or shall not have the benefit of this Article IV to the extent it shall):

(i) increase the principal amount of such Senior Indebtedness to an amount that would cause the sum of the total Senior Indebtedness to exceed $35,000,000,

(ii) increase the interest rate margins or any fixed interest rate with respect to such Senior Indebtedness by more than 200 basis points above the margin currently in effect under such Senior Indebtedness, except in connection with the imposition of a default rate of interest in accordance with the terms of such Senior Indebtedness as in effect on the date hereof,

(iii) add or modify any existing restrictions on the ability of Quantum, the Company, any guarantor or any subsidiary to repay the Note in addition to those set forth in such Senior Indebtedness as in effect on the date hereof (provided that any modification of any existing covenants or defaults, which has the effect of making them more restrictive, shall not be deemed, in and of itself, to be an additional restriction on the payment of the Note), or

(iv) shorten the final scheduled maturity dates of any portion of such Senior Indebtedness, except to the extent permissible under such Senior Indebtedness as a consequence of a default thereunder, or

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(v) extend the final scheduled maturity dates of such Senior Indebtedness by more than one year beyond those set forth in such Senior Indebtedness in effect on the date hereof.

(f) Each holder of the Note consents and agrees that all Senior Indebtedness shall be deemed to have been made, incurred and/or continued in reliance upon the subordination provisions set forth herein and in the Purchase Agreement and each holder of any Senior Indebtedness is an intended third party beneficiary of the subordination and other provisions of this Article 4. This Article IV shall bind and enure to the benefit of all holders of the Note and the Senior Indebtedness existing on the date of the Note or arising after such date (and all holders of Senior Indebtedness, by extending such Senior Indebtedness, shall be deemed to be bound by this Article IV)

(g) Each holder of the Note agrees that it shall not accept any prepayment of the Note until the Senior Indebtedness has been paid in full and the commitments, if any, of the holders of the Senior Indebtedness to extend credit accommodations to Quantum or the Company have expired, unless (and, if applicable, to the extent permitted by clause 4.1(b)(i) above) such payment is made in kind in the form of Common Shares as provided in Article 6 or Article 9).

(h) Subject to Section 4.1(e) hereof, all rights and interest of the holders of the Senior Indebtedness hereunder, and all agreements and obligations of the holder of the Note hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any document evidencing Senior Indebtedness;

(ii) any change in the time, manner or place of payment of, or any other term of, all of any of the Senior Indebtedness, or any other amendment or waiver of or any consent to departure from any of the documents evidencing or relating to the Senior Indebtedness;

(iii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty or loan document, for all or any of the Senior Indebtedness;

(iv) any failure of any holder of Senior Indebtedness to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of the Notes or the Credit Agreement;

(v) any reduction, limitation, impairment or termination of the Senior Indebtedness for any reason (other than the defense of payment in full of the Senior Indebtedness), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than the defense of payment in full of the Senior Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability, or any other event or occurrence affecting, any Senior Indebtedness; and

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(vi) any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Senior Indebtedness) available to, or a discharge of, the Company in respect of the Senior Indebtedness or the holder of the Note in respect of the Note.

Section 4.2 Lien Subordination.

(a) Each holder of the Note hereby agrees that any Lien that it may now or hereafter have in the Collateral is subject and subordinate, to the extent and in the manner provided herein, to any Liens that the Agent or the holder(s) of the Bank Indebtedness may now or hereafter have in the Collateral to secure the Bank Indebtedness. Each holder of the Note agrees that that, except as otherwise provided in Section 4.4 hereof, they shall have no right to undertake any Enforcement Action with respect to any of the Collateral, unless and until all of the holder(s) of Bank Indebtedness shall have been paid in full and the commitments thereunder and the commitments, if any, of the holders of the Senior Indebtedness to extend credit accommodations to Quantum or the Company have expired (and in any event subject to the limitations set forth in Section 4.4 hereof with respect to any Enforcement Action taken in connection with any Insolvency Proceeding).

(b) Notwithstanding any Lien in the Collateral now or hereafter acquired by any holder of the Note, the holder(s) of the Bank Indebtedness may take possession of, sell, dispose of, and otherwise deal with all or any part of the Collateral, and may enforce any right or remedy available to it with respect to the Collateral, all without notice to or consent of the holder(s) of the Note except as specifically required by applicable law. Without limiting the generality of the foregoing, if (i) the Company or any other Person that has granted a Lien in any Collateral intends to sell or otherwise dispose of any Collateral to an unrelated third party outside the ordinary course of business, (ii) the holder(s) of Bank Indebtedness has consented to such sale or disposition and has given written notice thereof to the holder(s) of the Note, (iii) the holder(s) of the Note have failed, within fifteen (15) days after receipt of such notice, to purchase for cash the Bank Indebtedness in accordance with Article XII hereof, and (iv) the holder(s) of the Bank Indebtedness has applied the net cash proceeds of such sale or disposition to the holder(s) of the Bank Indebtedness in accordance with clause (c) below, each holder of the Note shall be deemed to have consented to such sale or disposition, to have released any Lien it may have in such Collateral and to have authorized the Agent or its agents to file partial releases with respect to such Collateral.

(c) The holder(s) of the Senior Indebtedness shall have no duty to preserve, protect, care for, insure, take possession of, collect, dispose of, or otherwise realize upon any of the Collateral, and in no event shall the holder(s) of the Senior Indebtedness be deemed to be any holder of the Note’s agent with respect to the Collateral. All proceeds

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received by the holder(s) of the Senior Indebtedness with respect to any Collateral shall be applied by the holder(s) of the Senior Indebtedness to the Senior Indebtedness secured by such Collateral in such order of application as the holder(s) of the Senior Indebtedness may choose.

(d) Notwithstanding anything to the contrary in the Note or the Purchase Agreement, unless and until all of the holder(s) of the Senior Indebtedness shall have been paid in full and the commitments, if any, of the holders of the Bank Indebtedness to extend credit accommodations to Quantum or the Company have expired, no holder of the Note shall request or require that the Company or any other Person that has granted a Lien in any Collateral (i) obtain from any bailee holding any item of Collateral any acknowledgement or other document confirming that such bailee holds such collateral for the benefit of any holder of the Note, (ii) obtain from any securities intermediary, letter of credit issuer, depository bank or other party holding or issuing any item of Collateral, any control agreements, (iii) deliver to any holder of the Note any instruments or documents comprising Collateral or endorsements or assignments of same, (iv) obtain possession of or arrange to have the holder of the Note’s Lien noted on any motor vehicle titles, (v) obtain waivers from any landlords or mortgagees of any property where any inventory or equipment constituting Collateral is located, (vi) record with the United States Patent and Trademark Office or the United States Copyright Office any collateral assignments of, or security agreements granting or reflecting a security interest in, any registered intellectual property owned by the Company or any other Person that has granted a Lien in any Collateral, or (vii) establish or deposit any amounts into any deposit account, collateral account or lockbox owned by or relating to the Company or any other Person that has granted a Lien in any Collateral.

Section 4.3 Rights not Subordinated. The provisions of Article IV are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the holder of the Note on the other hand. As between the Company and the holder of the Note, nothing herein shall impair the Company’s obligation to the holder of the Note to pay to the holder both principal and interest in accordance with the terms of the Note. Except as provided in Article IV, as between the Company and the holder of the Note nothing herein shall be construed to prevent the holder of the Note from exercising all rights and remedies otherwise available under the Note or the Purchase Agreement or under applicable law upon the occurrence of an Event of Default. No provision of Article IV shall be deemed to subordinate, to any extent, any claim or right of any holder of the Note to any claim against the Company by any creditor or any other Person except to the extent expressly provided in Article IV.

Section 4.4 Enforcement and Bankruptcy. No objection, directly or indirectly, will be raised by any holder of the Note to any motion by the Agent for relief from automatic stay in any Insolvency Proceeding (including the automatic stay under 11 U.S.C. §362 or any successor statute) to foreclose on, sell or otherwise realize upon, or enforce rights and remedies with respect to, any Collateral or to prohibit use of cash that is part of the Collateral. Notwithstanding any other provision of this Agreement, if the Agent shall desire to permit the use by the Company of any of the Collateral that constitutes “cash collateral” under 11 U.S.C. §363 or any

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successor statute or similar statute, no objection, directly or indirectly, will be raised by any holder of the Note to any such use of cash collateral on the grounds of a failure to provide adequate protection for any Collateral, whether or not the Company shall have granted a lien or security interest of any kind on any Collateral in connection with the Agent’s permission to the Company to use cash collateral. No objection, directly or indirectly, will be raised by any holder of the Note to any sale, transfer or other disposition of any Collateral under 11 U.S.C. §363, or any successor statute, to which the Agent shall have consented, provided that such sale or other disposition shall be subject to a procedure to elicit higher and better bids, subject to full preservation without modification of the Agent’s rights that are provided under 11 U.S.C. §363(k). No holder of the Note shall, without express prior written consent of the Agent, file, join in, support directly or indirectly, vote to accept, or fail to object to, any plan of reorganization that provides for the Senior Indebtedness to be impaired (as defined under 11 U.S.C. §1124), whether or not any such holder of the Note shall have made the Election (defined in the next sentence). If the Agent files a plan or similar proposal in an Insolvency Proceeding, no holder of the Note shall elect application of 11 U.S.C. §1111(b)(2) (the “Election”) without the Agent’s prior written consent. Without derogating from any of the foregoing, no holder of the Note generally shall take any action in connection with any Insolvency Proceeding that any such holder of the Note party would not otherwise be permitted to take under the Note or the Purchase Agreement.

Section 4.5 Defined Terms. For purposes of this Article IV, the following terms shall have the meanings set forth below:

(a) “Collateral” shall mean all of the assets and properties of any kind whatsoever, real or personal, tangible or intangible and wherever located of the Company or any other Person that has granted a Lien to secure the Senior Indebtedness or the Note.

(b) “Company Default” shall mean a “Default” or “Event of Default” as defined in any Senior Document.

(c) “Enforcement Action” shall mean (i) to take from or for the account of the Company or any other Person, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”) or any subsidiary with respect to any debt owing under the Senior Documents and the Subordinated Documents, (ii) to sue for payment of, or to initiate or participate with others in any suit, action or legal proceeding against Quantum or any subsidiary, any guarantor or any other Person to (x) enforce payment of or to collect the whole or any part of any debt owing under the Senior Documents or the Subordinated Documents or (y) commence judicial enforcement of any of the rights and remedies under the Senior Documents or the Subordinated Documents or applicable law with respect to any debt owing under the Senior Documents or the Subordinated Documents, (iii) to accelerate any debt arising under any of the Senior Documents or the Subordinated Documents, (iv) to make any payment demand upon any guarantor or otherwise exercise remedies against any guarantor, in each case pursuant to the instrument of guaranty issued in favor of the Agent subsequent to a default by

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Quantum or any subsidiary under any of the Senior Documents, (v) to exercise any put option or to cause Quantum or any subsidiary to honor any redemption or mandatory prepayment obligation arising under any Senior Document or Junior Document that is not permitted by this Note or the Purchase Agreement (other than the exercise of any put option to the extent that such exercise does not result in any cash consideration payable by Quantum or any subsidiary or the creation of any other monetary obligation of such parties that is not otherwise subordinate to the Senior Indebtedness on terms substantively the same as set forth in this Agreement), (vi) to notify account debtors or directly collect accounts receivable or other payment rights of Quantum or any subsidiary or (vii) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of Quantum, any subsidiary or any guarantor, including the Collateral.

(d) “Insolvency Proceeding” shall mean, as to any Person, any of the following: (i) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Person or (ii) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any of its assets or (iii) any proceeding for liquidation, dissolution or other winding up of the business of such Person or (iv) any assignment for the benefit of creditors or any marshalling of assets of such Person.

(e) “Senior Documents” shall mean the Credit Agreement and all agreements, documents and instruments at any time executed and/or delivered by Quantum, any guarantor, any subsidiary or any other person with, to or in favor of the holder(s) of any Senior Indebtedness in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, replaced, renewed, refinanced or restated in accordance with the terms of the Note and the Purchase Agreement.

(f) “Subordinated Documents” shall mean the Note and the Purchase Agreement, and all agreements, documents and instruments at any time executed and/or delivered by the Quantum, any guarantor, any subsidiary or any other person with, to or in favor of the holder(s) of the Note in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, replaced, renewed, refinanced or restated in accordance with the terms of the Note and the Purchase Agreement.

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ARTICLE V

EVENTS OF DEFAULT; REMEDIES ON DEFAULT

Section 5.1 Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of principal on the Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise and such failure to pay is not cured within ten (10) business days after the occurrence thereof; or

(b) the Company defaults in the payment of any interest on the Note for more than five (5) business days after the same becomes due and payable; or

(c) the Company defaults with respect to Section 7.6(b) of the Purchase Agreement; or

(d) the Company defaults in the performance of, or compliance with, any other term contained in the Purchase Agreement, the Registration Rights Agreement or the Note (other than those referred to in Section 5.1(a), (b) or (c) above) and the default is not remedied within thirty (30) days after the earlier of (i) a Co-Chief Executive Officer or the Chief Financial Officer obtaining actual knowledge of the default and (ii) the Company receiving written notice of the default from the holder of the Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 5.1(d)); or

(e) any representation or warranty made by the Company in Article 5 of the Purchase Agreement proves to have been false in any Material respect on the Closing Date; or

(f) the Company (i) is generally not paying, or admits in writing its inability to pay its debts as they become due (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or (v) is adjudicated as insolvent or to be liquidated; or

(g) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within thirty (30) days; or

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(h) an Event of Default (as defined in the Credit Agreement) shall have occurred and be continuing and shall not have been waived by the requisite holders of Indebtedness under the Credit Agreement or cured.

Section 5.2 Acceleration.

(a) If an Event of Default with respect to the Company described in subsection (f) of Section 5.1 has occurred, the Note shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the holder of the Note may at any time at his, her or its option, by notice to the Company, declare the Note to be immediately due and payable. Notwithstanding the foregoing, any acceleration of the Note based solely on an Event of Default under Section 5.1(h) (Event of Default under the Credit Agreement) shall be deemed rescinded upon the discontinuance of such Credit Agreement Event of Default, (including, without limitation, upon waiver by the requisite holders of Indebtedness under the Credit Agreement or other cure of such default).

(c) Upon the Note becoming due and payable under this Section 5.2, whether automatically or by declaration, the Note will forthwith mature and the entire unpaid principal amount of the Note, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 5.3 Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 5.1, the holder of the Note may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 5.4 No Waivers or Election of Remedies; Expenses. No course of dealing and no delay on the part of the holder of the Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. The Company shall pay the principal and interest of the Note without any deduction for any setoff or counterclaim. No right, power or remedy conferred by the Purchase Agreement or by the Note upon the holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of the Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Article 5, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

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Section 5.5 Waiver of Demand. The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

ARTICLE VI

CONVERSION

Section 6.1 Conversion Procedure.

(a) At any time and from time to time after November 24, 2007, and prior to the payment of this Note in full, the holder of this Note may convert all or any portion of the outstanding principal and/or accrued interest amount of this Note into a number of Common Shares (excluding any fractional share) determined by dividing the principal and/or accrued interest amount designated by such holder to be converted, by the Conversion Price then in effect; provided, that in no event shall any amount of accrued interest due on the Note be converted to Common Shares without the Company’s prior written consent, which it may withhold in its absolute discretion.

(b) Except as otherwise expressly provided herein, each conversion of this Note shall be deemed to have been effected as of the close of business on the date on which this Note has been surrendered for conversion at the principal office of the Company. At such time as such conversion has been effected, the rights of the holder of this Note as such holder to the extent of the conversion shall cease, and the Person or Persons in whose name or names any certificate or certificates for Common Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby.

(c) Notwithstanding any other provision hereof, if a conversion of any portion of this Note is to be made in connection with a registered public offering or a sale of the Company, the conversion of any portion of this Note may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or the sale of the Company, in which case such conversion shall not be deemed to be effective until the consummation of such transaction.

(d) As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of clause (i) below), the Company shall deliver to the converting holder:

(i) a certificate or certificates representing the number of Common Shares (excluding any fractional share) issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

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(ii) payment in an amount equal to the sum of all accrued interest with respect to the principal amount converted, which is not also being converted and has not been paid prior thereto, plus the amount payable under subsection (e) below; and

(iii) a new Note representing any portion of the principal amount which was represented by the Note surrendered to the Company in connection with such conversion but which was not converted or which could not be converted because it would have required the issuance of a fractional share of Common Shares.

(e) If any fractional share of Common Shares would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall in the event the conversion is being consummated in connection with repayment in full of the Note, pay in cash an amount equal to the Market Price of such fractional share as of the date of such conversion.

(f) The issuance of certificates for Common Shares upon conversion of this Note shall be made without charge to the holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Common Shares. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to insure that the Common Shares issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(g) The Company shall not close its books against the transfer of

Common Shares issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note.

(h) (i) Despite anything above to the contrary, the holder may not convert this Note into Common Shares under this Article 6 during the time period and to the extent that the shares of the Company’s Common Stock that the holder could acquire upon the conversion would cause holder’s (or its controlling Person’s) Beneficial Ownership of the Company’s Common Shares to exceed 4.99% of the Company’s outstanding Common Shares (including Common Shares, if any, that holder has acquired, or, by exercise by the Company of its rights to effect payment in kind under Article 9, that holder has the right to acquire, under Article 9). The holder will, at the request of the Company, from time to time, notify the Company of holder’s computation of holder’s or its controlling Person’s Beneficial Ownership.

The parties shall compute “Beneficial Ownership” of the Company’s Common Shares in accordance with Commission Rule 13d-3. Notwithstanding the foregoing, the limitation of 4.99% set forth in this paragraph shall not apply and a limitation of 9.99% shall, instead, apply on the same terms and conditions (i) during the period commencing with the Company’s provision of notice of an Organic Change pursuant to Section 6.5(b)(iii) and ending on the earlier of (a) the date holder gives notice to the Company that it waives irrevocably such temporary

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increase in its right to acquire Common Shares in respect of such Organic Change, (b) notice from the Company that it has determined in good faith that such Organic Change will not occur or (c) the date 30 days after such Organic Change; and (ii) at and after April 1, 2009. To the extent the holder requests conversion of principal or, with Company consent, accrued interest on the Note, and the Common Shares issuable upon such conversion would exceed the applicable limitation set forth in this Section 6.1(h)(i), then, first, the amount representing accrued interest, and, second (at the election of the Company, if prior to maturity), the amount representing principal, that, in either case, if converted would cause Common Shares in excess of such limitation to be issued, shall, instead, be paid in cash in the actual amounts outstanding (and not based on the value of Common Shares otherwise issuable).

(ii) Unless the Company obtains the approval of its voting shareholders to such issuance in accordance with the rules of Nasdaq (in effect on the date hereof) with which the Company shall be required to comply (but only to the extent required thereby), the Company shall not issue Common Shares upon conversion of the Note, which when added to the number of shares of Common Shares previously issued by the Company (i) upon conversion of the Note and (ii) in payment of the Note pursuant to Article 9 below, would exceed the greater (i) 19.99% of the number of shares of the Company’s Common Shares which were issued and outstanding on the Closing Date or (ii) such number of Common Shares as shall have been expressly authorized by action of the Company’s shareholders in accordance with the Nasdaq marketplace rules (the “Maximum Issuance Amount”). In the event that the holder requests conversion of the Note such that would require the Company to issue shares of Common Shares in excess of the Maximum Issuance Amount, the Company shall honor such conversion request by (i) converting the Note into the number of shares of Common Shares stated in the conversion notice up to, but not in excess of, the Maximum Issuance Amount, and (ii) redeeming the number of shares of Common Shares stated in the conversion notice in excess of the Maximum Issuance Amount in cash at a price equal to the then-current fair market value (i.e., the closing bid price of the Company’s Common Stock on the Nasdaq System, or if not then traded on the Nasdaq System, then on the OTC Bulletin Board as reported by bigcharts.com, or if this service is discontinued, such other reporting service acceptable to the holder) on the date of redemption.

Section 6.2 Conversion Price. The initial Conversion Price shall be $2.36. To address dilution of the conversion rights granted under the Notes, the Conversion Price shall be subject to adjustment from time to time pursuant to Sections 6.3, 6.4 and 6.5.

Section 6.3 Adjustment of Conversion Price upon Issuance of Common Stock.

(a) If and whenever on or after the date hereof, the Company issues or sells, or in accordance with this Section 6.3 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company) for a consideration per share (the “New Issuance Price”)

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less than a price (the “Applicable Price”) equal to $1.50 (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such Dilutive Issuance;

“CP1” shall mean the Conversion Price in effect immediately prior to such Dilutive Issuance;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance;

“B” shall mean the number of shares of Common Stock that would have been issued in such Dilutive Issuance if shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” shall mean the number of shares of Common Stock issued or deemed to be issued in such Dilutive Issuance.

(b) For purposes of determining the adjusted Conversion Price under this Section 6.3, the following shall be applicable:

(i) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or

Ex 1-17

exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in Section 6.3(b)(iii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in Section 6.3(b)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of Section 6.3.

Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 6.3(b)(i) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 6.3(b)(i) or

Ex 1-18

Section 6.3(b)(ii), or the rate at which Convertible Securities referred to in Section 6.3(b)(i) or Section 6.3(b)(ii) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this Section 6.3 or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this Section 6.3 (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

Stock Dividends. Subject to the provisions of this Section 6.3, in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value

Ex 1-19

of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the Holder). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the Holder are unable to agree upon the fair market value of the Additional Rights, the Company and the Holder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Holder.

Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(c) Notwithstanding the foregoing, no adjustment will be made under this Section 6.3 as a result of: (i) the issuance of securities upon the exercise or conversion of any Common Stock Equivalents issued by the Company prior to the date of this Note (but will apply to any amendments, modifications and reissuances thereof), (ii) the grant of options or warrants, or the issuance of additional securities, under any duly authorized company stock option, stock incentive plan, restricted stock plan or stock purchase plan in existence as of the date of this Note or (iii) the issuance of securities in connection with an acquisition or strategic transaction, the primary purposes of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital.

Section 6.4 Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any share split, share dividend or otherwise) one or more classes of its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse share split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

Section 6.5 Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which in each case is effected in such a manner that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Shares is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make lawful and adequate provision (in form and substance satisfactory to the holder of the Note) to insure that the holder of the Note shall thereafter have the right to acquire

Ex 1-20

and receive, in lieu of or addition to (as the case may be) Common Shares immediately theretofore acquirable and receivable upon the conversion of the holder’s Note, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of Common Shares immediately theretofore acquirable and receivable upon conversion of the holder’s Note had such Organic Change not taken place. In any such case, appropriate provision (in form and substance satisfactory to the holder of the Note) shall be made with respect to the holder’s rights and interests to insure that the provisions of this Article 6 shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Note (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Shares reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of Common Shares acquirable and receivable upon conversion of the Note, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holder of the Note), the obligation to deliver to each the holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the holder may be entitled to acquire.

Section 6.6 Notices.

(a) Immediately upon any adjustment of the Conversion Price, the Company shall send written notice thereof to the holder of this Note, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b) The Company shall send written notice to the holder of this Note at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Shares, (ii) with respect to any pro rata subscription offer to holders of Common Shares or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(c) The Company shall also give at least twenty (20) days prior written notice to the holder of this Note of the date on which any Organic Change, dissolution or liquidation shall take place.

ARTICLE VII

AMENDMENT AND WAIVER

The provisions of the Note may be amended with the holder’s consent and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, in the manner provided in the Purchase Agreement.

Ex 1-21

ARTICLE VIII

CANCELLATION

After all principal and accrued interest at any time owed on this Note has been paid in full or this Note has been converted in full to Common Shares or other property, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE IX

PAYMENTS

This Note is payable without relief from valuation or appraisement laws. All payments to be made to the holder of the Note shall be made in the lawful money of the United States of America in immediately available funds; provided, that payment of interest pursuant to clause (a) of Article I or principal hereon may be made, at the election of the Company, in kind, in the form of Common Shares, only as follows:

(a) The Common Shares must be registered for resale with the Commission and applicable state securities authorities on the Shelf Registration Statement provided for in the Registration Rights Agreement (defined in the Purchase Agreement) and the Registration Statement must be effective.

(b) The per share value of the Common Shares for purposes of determining the number of shares of Common Shares issuable as payment in kind is 95% (rounded to the nearest $.01) of the average (rounded to the nearest $.01) of the high closing bid prices of the Company’s Common Shares on the Nasdaq System (or if not then traded on the Nasdaq System, then on the OTC Bulletin Board as reported by bigcharts.com, or if this service is discontinued, such other reporting service reasonably acceptable to the holder of the Note) for the five trading days immediately preceding the particular due date of the payment to be made in kind.

(c) Payment in kind will be considered timely under this Note only if the Company complies similarly with Sections 6.1(d)(i), (f) and (g) above with respect to the in kind payment payable under this Article 9.

(d) The limitations of Section 6.1(h)(ii) respecting the Maximum Issuance Amount shall likewise apply to Common Shares that may be issued by the Company under this Article 9.

(e) The Company does not have the right to pre-pay outstanding principal of the Note without consent of the holder.

ARTICLE X

PLACE OF PAYMENT

Payments of principal and interest shall be delivered to the Purchaser in care of Whitebox Advisors, LLC (attention: Jonathan Wood, Chief Financial Officer) at the following address: 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416 or to such other address or to the attention of such other person as specified by prior written notice to the Company.

Ex 1-22

ARTICLE XI

GOVERNING LAW

(a) THIS NOTE AND ALL ISSUES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MINNESOTA (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW), EXCEPT TO THE EXTENT THE AUTHORIZATION AND ISSUANCE OF THE COMPANY’S SHARES ARE GOVERNED BY INDIANA LAW.

(b) The parties agree that the federal and state courts in Minneapolis, Minnesota shall have exclusive personal jurisdiction (and are deemed to be a convenient forum for each party) as to resolution of any dispute; except that either party may enforce an order issued by any such court in other jurisdictions.

(c) EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER INCLUDING ANY DISPUTE BETWEEN THE HOLDER HEREOF AND THE HOLDER OF ANY SENIOR INDEBTEDNESS.

ARTICLE XII

SUBORDINATE LENDER PURCHASE OPTION

Upon the delivery of written notice by the Agent of (a) its intent to commence, or its commencement of, any Enforcement Action or (b) any sale of the Collateral outside of the ordinary course of business, the holders of the Notes shall have the option at any time upon fifteen (15) Business Days’ prior written notice to the Agent to purchase all of the Bank Indebtedness, and the Agent’s right, title and interest in the Senior Documents and the Collateral, from the Agent in accordance with this Article XII.

On the date specified by the holders of the Notes in such notice (which shall not be less than fifteen (15) Business Days, nor more than twenty (20) Business Days, after the receipt by the Agent of the written notice from the holders of the Notes of their election to exercise such option), the Agent shall sell to the holders of the Notes, and the holders of the Notes shall purchase from the Agent, the Bank Indebtedness and the Agent’s right, title and interest in the Senior Documents and the Collateral.

(a) Upon the date of the purchase and sale of the Bank Indebtedness, the holders of the Notes shall (i) pay to the Agent as the purchase price therefor the full amount of all the Bank Indebtedness then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses), (ii) furnish cash collateral to the Agent in such amounts as the Agent determines are reasonably necessary to secure the Agent in connection with any issued and outstanding letters of credit provided by the Agent to Quantum or any subsidiary (but not in any event in an amount greater than 105% of the aggregate undrawn face amount of such letters of credit), and (iii) agree to reimburse the Agent

Ex 1-23

for any out-of-pocket loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) incurred within 90 days after the purchase and sale of the Bank Indebtedness and in connection any checks or other payments provisionally credited to the Bank Indebtedness, and/or as to which the Agent has not yet received final payment.

Such purchase price and cash collateral (if any) payable under this Article XII shall be remitted by wire transfer in federal funds to such bank account of the Agent as the Agent may designate in writing to the holders of the Notes for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the holders of the Notes to the bank account designated by the Agent are received in such bank account prior to 4:00 p.m., New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the holders of the Notes to the bank account designated by the Agent are received in such bank account later than 4:00 p.m., New York City time. Upon any such purchase and sale of the Bank Indebtedness, the Agent shall assign to holders of the Notes, and without recourse (except as set forth in the following paragraph), all of its right, title and interest in and to the Bank Indebtedness, the Senior Documents and the Collateral, and shall execute any documents or instruments, and take any actions reasonably necessary to evidence and effect such assignment.

Such purchase and sale shall be expressly made without representation or warranty of any kind by the Agent as to the Bank Indebtedness or otherwise and without recourse to the Agent, except that the Agent shall represent and warrant: (i) the amount of the Bank Indebtedness being purchased, (ii) that the Agent owns the Bank Indebtedness free and clear of any Liens or encumbrances, and (iii) the Agent has the right to assign the Bank Indebtedness and the assignment is duly authorized.

The Agent agrees that it will give the holders of the Notes notice of its intention to commence any Enforcement Action not less than fifteen (15) Business Days before the commencement by it of such Enforcement Action; provided that, if the Agent determines in good faith that such fifteen (15) Business Day notice period could materially and adversely affect the viability of such Enforcement Action, the value of the Collateral or the amount of proceeds that may be potentially derived therefrom, then the Agent shall give the holders of the Notes notice of the commencement of such Enforcement Action promptly upon the commencement of such Enforcement Action. If any such written notice is given to the holders of the Notes shall send to the Agent notice of the holders of the Notes’ intention to exercise the purchase option given by the Agent to the holders of the Notes under this Section, then the Agent shall, at the request of the holders of the Notes, suspend its Enforcement Action, provided, that such suspension does not adversely impact in any material respect any remedy the Agent may otherwise have against Quantum or any subsidiary or the Collateral, and such suspension shall continue so long as, such exigent circumstances do not exist and the purchase and sale with respect to the Bank Indebtedness provided for herein shall be consummated in accordance with this Article XII.

Ex 1-24

IN WITNESS WHEREOF, the Company has executed and delivered this Note on January     , 2007.

TECSTAR AUTOMOTIVE GROUP, INC.

By:	/s/ Kenneth R. Lombardo
Name:	Kenneth R. Lombardo
Title:	General Counsel

Ex 1-25